UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 27, 2022

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37386	32-0434238
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor, New York, New York 10105
(Address of Principal Executive Offices) (Zip Code)

(212) 798-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Class A Common Shares, $0.01 par value per share	FTAI	The Nasdaq Global Select Market
8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares	FTAIP	The Nasdaq Global Select Market
8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares	FTAIO	The Nasdaq Global Select Market
8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares	FTAIN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 7.01          Regulation FD Disclosures.

On June 27, 2022, FTAI Infrastructure LLC, a Delaware limited liability company (“FTAI Infrastructure”), and a subsidiary of Fortress Transportation and Infrastructure Investors LLC (the “Company”), announced that it is commencing an offering of $500.0 million aggregate principal amount of senior secured notes due 2027 (the “Notes”) in a private offering, subject to market and other conditions.

The offering is being made in connection with the proposed distribution by the Company of all of the outstanding shares of common stock of FTAI Infrastructure Inc. (the “spin-off”). Prior to the consummation of the spin-off, FTAI Infrastructure will convert to a Delaware corporation and will change its name to FTAI Infrastructure Inc. The Notes will initially be issued through a subsidiary of FTAI Infrastructure, FTAI Infra Escrow Holdings, LLC, a Delaware limited liability company (the “Escrow Issuer”). Upon consummation of the spin-off, the Escrow Issuer will be merged with and into FTAI Infrastructure Inc. and FTAI Infrastructure Inc. will become the issuer of the Notes. Following the spin-off, FTAI Infrastructure Inc. will hold, directly or indirectly, all of the Company’s infrastructure business. FTAI Infrastructure Inc. intends to distribute the net proceeds from the offering, together with the net proceeds from the expected issuance by FTAI Infrastructure Inc. of $300.0 million of preferred stock to certain investors, to the Company in connection with the spin-off. The Company will use such proceeds to repay a portion of its existing debt and pay fees and expenses.

The Notes will be offered in the United States to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside of the United States under Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the offering of the Notes, FTAI Infrastructure is providing the following information to potential investors. For purposes of the information contained below, “we,” “us,” and “our” refer to FTAI Infrastructure after giving effect to the spin-off.

Updates Regarding Infrastructure Business

We are in the business of acquiring, developing and operating assets and businesses that represent critical infrastructure for customers in the transportation and energy industries. Our operations consist of three primary business lines: (i) Ports and Terminals, (ii) Railroads and (iii) companies and assets participating in global Energy Transition. Our Ports and Terminals business develops or acquires industrial properties in strategic locations that store and handle for third parties a variety of energy products, including crude oil, refined products, and clean fuels. In certain cases, we also develop and operate facilities, such as a 485-megawatt power plant at our Long Ridge terminal in Ohio, that leverage our property’s location and key attributes to generate incremental value. Our Railroads business primarily invests in and operates short line and regional railroads in North America. Our Energy Transition business focuses on investments in companies and assets that utilize green technology, produce sustainable fuels and products, or enable customers to reduce their carbon footprint.

We target sectors that we believe enjoy strong long-term growth potential and proactively seek investment opportunities within those sectors that we believe will generate strong risk-adjusted returns. We take an opportunistic approach—targeting assets that are undervalued, or where we believe we can add value through active management, without heavy reliance on the use of financial leverage to generate returns. We also seek to develop incremental opportunities to deploy capital through follow-on investments in our existing assets in order to grow our earnings and create value.

We expect to generate increasing annual Adjusted EBITDA over time as our infrastructure businesses complete recent developments and increase capacity utilization from those developments, and as we realize the full year contributions from our acquisition of Transtar, LLC (“Transtar”). For illustrative purposes, we estimate that, on a consolidated basis, our portfolio of infrastructure businesses has the potential to generate annual Adjusted EBITDA in excess of $200 million, after corporate expenses, in the next two-to-three years. Primary drivers of our illustrative estimate include the following:

•
Transtar – Transtar generated $8.1 million of net income attributable to FTAI Infrastructure and $16.6 million of Adjusted EBITDA in the first quarter of 2022, before approximately $2 million of one-time expenses, or $66.4 million on an annualized basis. We have identified several growth initiatives that have the potential to generate an incremental $30 million of Adjusted EBITDA over the next 12 to 24 months. We believe that the contribution of these initiatives, together with organic growth in Transtar’s core existing business, has to potential to result in over $100 million of Adjusted EBITDA from Transtar.

•
Jefferson – We expect to grow Jefferson’s throughput over time by increasing utilization of its currently available capacity and completing construction of 1.9 million barrels of new storage by the end of 2022. For illustrative purposes, assuming 90% utilization of our expected total capacity and pricing equal to the average rates (per barrel) we have contracted to receive, Jefferson has the potential to generate annual Adjusted EBITDA of approximately $80 million in 2023 and beyond.

•	Repauno – We believe there is potential to generate $10 million of Adjusted EBITDA, assuming 90% utilization at historically realized margins of NGL products between April 2021 to December 2021.

•
Long Ridge – Long Ridge generated $6.1 million of Adjusted EBITDA in the first quarter of 2022 despite operating for only 50 days in the quarter, due to commissioning and start up.  If the power plant was operational for the full quarter, it would have generated approximately $12 million of Adjusted EBITDA, or $45 million annualized. We have plans in the next 24 months to increase the capacity of the power plant to its full capability of 505 megawatts as well as bring power and gas customers on-site at accretive rates which we believe has the potential to generate $15 million of incremental annual Adjusted EBITDA.

Proposed Issuance of Series A Senior Preferred Stock and Warrants

We have not entered into definitive subscription agreements with respect to the Series A Preferred Stock (as defined below) and Warrants (as defined below). While the proposed terms of the Series A Preferred Stock and Warrants that are described below are based upon what is currently anticipated, such terms are preliminary and remain subject to change, including in material ways, to reflect the final terms, if any, that would be set forth in any definitive documents. Additionally, there is no guarantee that we will enter into definitive terms with respect to the Series A Preferred Stock and Warrants or find alternative financing to fund the spin-off.

Subscription Agreement

In connection with the spin-off, FTAI Infrastructure and Transtar anticipate entering into Subscription Agreements (collectively, the “Subscription Agreement”) with certain investors (collectively, the “Subscriber”). It is anticipated that pursuant to the Subscription Agreement, FTAI Infrastructure would agree to sell to the Subscriber (i) 300,000 shares of newly-created Series A Senior Preferred Stock with a par value $0.01 per share (the “Series A Preferred Stock”), (ii) warrants (the “Series I Warrants”) representing the right to purchase, on the terms and subject to the conditions set forth in the Series I Warrants, shares of common stock of FTAI Infrastructure, with a par value of $0.01 per share (“Common Stock”), at an exercise price of $10.00 per share (as adjusted in accordance with the agreement governing the Series I Warrants (the “Warrant Agreement”)), and (iii) warrants (the “Series II Warrants” and, together with the Series I Warrants, the “Warrants”) representing the right to purchase, on the terms and subject to the conditions set forth in the Series II Warrants, shares of Common Stock at an exercise price of $0.01 per share, (collectively, the “Securities”) for an aggregate purchase price of $300,000,000 net of an amount equal to $9,000,000 (representing three percent (3%) of the Subscriber’s purchase price for the Securities).

It is anticipated that the closing of the subscription contemplated by the Subscription Agreement would be conditioned upon, among other things, the consummation of the spin-off, the closing of the offering of the Notes and other customary closing conditions set forth in the Subscription Agreement.

It is anticipated that the closing of the subscription contemplated by the Subscription Agreement would occur contemporaneously with the consummation of the spin-off.

FTAI Infrastructure would distribute the net proceeds from the subscription contemplated by the Subscription Agreement to the Company in connection with the spin-off. It is anticipated that the Subscription Agreement will contain customary representations, warranties and covenants of FTAI Infrastructure and the Subscriber.

It is currently anticipated that the Subscription Agreement would terminate on the earlier to occur of (a) the mutual written agreement of each of the parties to the Subscription Agreement, (b) FTAI Infrastructure’s notification to the Subscriber in writing that it or the Company has abandoned its plans to move forward with the spin-off or (c) at the election of the Subscriber, if the Closing has not occurred by the outside date defined therein (the “Outside Date”). It is also anticipated that if any termination of the Subscription Agreement has occurred, Transtar and FTAI Infrastructure, jointly and severally, would be required to pay to the Subscriber the amount of $9,000,000 (the “Commitment Fee”). However, neither FTAI Infrastructure nor Transtar would be obligated to pay such Commitment Fee if a material breach by the Subscriber of its obligation under the Subscription Agreement is the primary cause of the failure to close on or prior to the Outside Date.

Upon the successful completion of the offering of Series A Preferred Stock, FTAI Infrastructure expects to pay and issue to FIG LLC (the “Manager”) options to purchase FTAI Infrastructure’s Common Stock in an amount equal to 10% of the gross equity raised in the offering of Series A Preferred Stock.

Certificate of Designations for the Series A Preferred Stock

As currently contemplated by the anticipated terms of the certificate of designations for the Series A Preferred Stock (the “Certificate of Designations”), the Series A Preferred Stock would rank senior to the Common Stock and all other junior equity securities of FTAI Infrastructure, and junior to FTAI Infrastructure’s existing or future indebtedness and other liabilities (including trade payables) of FTAI Infrastructure, with respect to payment of dividends, distribution of assets and all other liquidation, winding up, dissolution, dividend and redemption rights. In addition, it is anticipated that the Series A Preferred Stock would have the following terms:

1.
Dividends: Dividends on the Series A Preferred Stock would be payable at a rate equal to the greater of (i) 12.0% per annum and (ii) 2.0% per annum plus the rate payable on FTAI Infrastructure’s Notes determined on a yield-to-worst basis, in either case subject to increase in accordance with the terms of the Series A Preferred Stock, which rate would be increased by 2.0% per annum for any periods during the first two years following closing where the dividend is paid in kind. Prior the second anniversary of the issuance date of the Series A Preferred Stock, such dividends will automatically accrue and accumulate on each share of Series A Preferred Stock, whether or not declared and paid, or they may be paid in cash at FTAI Infrastructure’s discretion. After the second anniversary of the issuance date of the Series A Preferred Stock, FTAI Infrastructure would be required to pay such dividends in cash. Failure to pay such dividends would result in a 2.0% increase in the dividend rate and a failure to pay cash dividends for 12 monthly dividend periods following the second anniversary of the issuance date would constitute an Event of Noncompliance (as defined in the Certificate of Designations). The dividend rate on the Series A Preferred Stock would increase by 1.0% per annum beginning on the fifth anniversary of the issuance date of the Series A Preferred Stock.

2.
Events of Noncompliance: If FTAI Infrastructure fails to cure an Event of Noncompliance (to the extent curable), (i) the size of FTAI Infrastructure’s board of directors would automatically increase to a number sufficient to constitute a majority of the board of directors, (ii) the majority of the holders of the Series A Preferred Stock would have the right to designate and elect a majority of the members of FTAI Infrastructure’s board of directors, and (iii) other than with respect to the election of directors, the shares of Series A Preferred Stock would vote with the Common Stock as a single class (with the number of votes per share determined in accordance with the Certificate of Designations).

3.
Mandatory Redemption: The Series A Preferred Stock would not be mandatorily redeemable at the option of the holders of the Series A Preferred Stock, except upon the occurrence of certain Events of Noncompliance or a change of control (each a “Mandatory Redemption Event”). Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by law, FTAI Infrastructure would be required to redeem all Series A Preferred Stock in cash at a redemption price per share determined in accordance with the Certificate of Designations.

4.
Negative Covenants: The Certificate of Designations would also contain negative covenants limiting certain activities of FTAI Infrastructure and certain of its subsidiaries. These covenants, among other things, would limit FTAI Infrastructure and certain of its subsidiaries’ ability to (i) incur indebtedness, (ii) issue equity interests of FTAI Infrastructure ranking pari passu with, or senior in priority to, the Series A Preferred Stock, (iii) issue equity interests of any subsidiary of FTAI Infrastructure, (iv) amend or repeal the certificate of incorporation or bylaws in a manner that is adverse to the holders of the Series A Preferred Stock, (v) pay dividends or make other distributions, (vi) create liens, (vii) incur dividend or other payment restrictions affecting FTAI Infrastructure and certain of its subsidiaries, (viii) undertake certain prohibited actions with respect to FTAI Infrastructure’s management agreement with the Manager, (ix) transfer or sell assets, including capital stock of subsidiaries, (x) consummate a change of control without concurrently redeeming the shares of Series A Preferred Stock, (xi) enter into transactions with affiliates, (xii) engage in certain prohibited business activities, and (xiii) take actions to cause FTAI Infrastructure to cease to be treated as a domestic C corporation for U.S. tax purposes.

Investors’ Rights Agreement

In connection with the issuance of the Series A Preferred Stock, it is currently anticipated that FTAI Infrastructure would enter into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”) with certain purchasers of the Series A Preferred Stock (collectively, the “Investors”).  The Investors’ Rights Agreement would set forth the Investors’ right to receive certain quarterly and annual financial and other information of FTAI Infrastructure.  The Investors’ Rights Agreement would also set forth a standstill covenant by the Investors, restrictions on transfer of shares of Series A Preferred Stock by the Investors, “Key Team” consultation rights in favor of the Investors, registration rights in favor of the Investors, and rights of first refusal in favor of the Investors with respect to future issuances of preferred equity of FTAI Infrastructure and debt for borrowed money of FTAI Infrastructure and certain intermediate holdings companies.

Warrant Agreement

It is currently anticipated that upon the consummation of the spin-off and in connection with the offering of the Series A Preferred Stock, FTAI Infrastructure would have outstanding (i) Series I Warrants entitling the holders thereof to purchase shares of Common Stock in an aggregate amount equal to 3.0% of the fully diluted shares of FTAI Infrastructure at the closing of the Series A Preferred Stock offering, exercisable until the earlier of (A) the eight-year anniversary of their issuance or (B) a sale of FTAI Infrastructure (the “Expiration Time”); and (ii) Series II Warrants entitling holders thereof to purchase shares of Common Stock in an aggregate amount equal to 3.0% of the fully diluted shares of FTAI Infrastructure at the closing of the Series A Preferred Stock offering, exercisable until the Expiration Time.  It is anticipated that such number of shares of Common Stock purchasable pursuant to the Warrants (the “Warrant Shares”) would be adjusted from time to time to account for stock splits, dividends and similar items and, in the case of the Series I Warrants, for below-market issuances of common equity.  It is also anticipated that the Series II Warrants would participate on an as-converted basis in any dividends with respect to the Common Stock. The Warrants will expire at the Expiration Time.

The description of the proposed terms of the offering of the Securities, Subscription Agreement, Certificate of Designations, Investors’ Rights Agreement and Warrant Agreement are subject to change.

Disclaimer

The information in this Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The information in this Form 8-K is being furnished, not filed, pursuant to Regulation FD. Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act, unless specifically identified therein as being incorporated therein by reference. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that this information material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

The Company is not providing forward-looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, development and construction progress and timing with respect to current and future projects, potential cost overruns, interest expense, and revenues related to projects under development and/or construction.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Cautionary Language Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to FTAI Infrastructure Inc.’s anticipated use of the net proceeds from the offerings and statements regarding the proposed spin-off as well as the proposed terms of the Series A Preferred Stock, the Warrants, the Subscription Agreement and the Investors’ Rights Agreement, which terms are preliminary and subject to change.  Forward-looking statements are not statements of historical fact but instead are based on our present beliefs and assumptions and on information currently available to the Company.  You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates,” “illustrative” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this communication are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us.  The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including, but not limited to, the risk factors set forth in (i) Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, as updated by annual, quarterly and other reports the Company files, and (ii) “Risk Factors” of FTAI Infrastructure’s registration statement on Form 10, filed with the Securities and Exchange Commission on April 29, 2022, as amended on May 24, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Joseph P. Adams, Jr.
Name:	Joseph P. Adams, Jr.
Title:	Chief Executive Officer

Date:          June 27, 2022